Exhibit 10.3

Docusign, Inc.

Executive Severance and Change in Control Agreement

This Executive Severance and Change in Control Agreement (this “Agreement”) is entered into by and between Docusign, Inc., a Delaware corporation (the “Company”) and Paula Hansen (the “Executive”), an employee of the Company, effective as of Executive’s commencement of employment with the Company (the “Effective Date”). In exchange for the Executive’s execution of this Agreement, the Executive will be eligible to receive certain payments and benefits in the event of Executive’s qualifying termination of employment, subject to the terms and conditions of this Agreement. Capitalized terms used but not defined herein shall have the meaning ascribed to them in Exhibit A or Exhibit B, as applicable.

1.            At-Will Employment. Nothing in this Agreement alters the at-will nature of Executive’s employment. Executive and the Company remain free to terminate the employment relationship at any time, for any reason, with or without notice. Upon any termination of the employment relationship, Executive will resign from all officer and director positions with the Company and/or any parent, subsidiary or affiliate (unless otherwise requested by the Company).

2.            Benefits Upon Qualifying Termination Outside a Change in Control Period. Upon Executive’s Qualifying Termination outside a Change in Control Period, and subject to the Executive’s satisfaction of the Payment Conditions and subject to the terms of this Agreement, the Company will provide Executive with the following severance benefits (the payments and benefits pursuant to subsections 2(a) through 2(d), the “Outside CIC Severance”):

a.            Salary Payment. An amount equal to the product of (x) the Executive’s Monthly Base Salary, multiplied by (y) twelve (12), payable in a single lump-sum in the Company’s first regular payroll following the Release Deadline.

b.            Bonus Payment. An amount equal to 100% of the Executive’s Target Bonus, payable in a single lump-sum in the Company’s first regular payroll following the Release Deadline.

c.            COBRA Benefit. If the Executive participates in the Company’s group health insurance plans (major medical, dental and vision) on the date of the Executive’s Qualifying Termination and timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), the Company will pay the COBRA premiums to continue such coverage (including for the Executive and the Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage) for the COBRA Payment Period. For purposes of the foregoing, “COBRA Payment Period” shall mean the period beginning on the first day following the day that the Executive’s active employee health coverage ends as the result of Executive’s Separation, and ending on the earliest to occur of (i) twelve (12) months (the “COBRA Multiple”), (ii) the expiration of the Executive’s eligibility for continuation coverage under COBRA, and (iii) the first month for which the Executive is eligible for health insurance coverage in connection with new employment or self-employment. Alternatively, the Company may elect to pay Executive a taxable cash payment in lieu of the continued coverage, equal to the amount that the Company would have otherwise paid for the COBRA premiums (based on the premium for the first month of coverage), which payment will be made regardless of whether Executive or Executive’s eligible dependents elect COBRA continuation coverage and will be paid in monthly installments for the COBRA Payment Period, except that payments shall commence (with any make-up payments) in the Company’s first regular payroll following the Release Deadline. Continued health coverage or payment of a taxable cash amount pursuant to the foregoing is referred to as the “COBRA Benefit”.

d.            Equity Vesting Acceleration. Each of the Executive’s then-outstanding Company Equity Awards (other than Performance Awards) shall accelerate and become vested and exercisable or settled with respect to the number of shares subject to each such award that would have become vested, in the ordinary course, within the first twelve (12) months following Executive’s Qualifying Termination. Performance Awards shall be governed by the applicable Company equity plan and the written award agreements governing their grant.

3.            Qualifying Termination During a Change in Control Period. Upon Executive’s Qualifying Termination during a Change in Control Period, and subject to Executive’s satisfaction of the Payment Conditions and subject to the terms of this Agreement, the Company will provide Executive with the following severance benefits (the payments and benefits pursuant to subsections 3(a) through 3(c), the “CIC Severance”):

a.            Salary Payment. An amount equal to the product of (x) the Executive’s Monthly Base Salary, multiplied by (y) twelve (12), payable in a single lump-sum in the Company’s first regular payroll following the Release Deadline.

b.            Bonus Payment. An amount equal to 100% of the Executive’s Target Bonus, payable in a single lump-sum in the Company’s first regular payroll following the Release Deadline.

c.            COBRA Benefit. The COBRA Benefit, provided that the COBRA Multiple shall be twelve (12) months.

d.            Equity Vesting Acceleration.

i.            Each of the Executive’s then-outstanding Company Equity Awards (other than Performance Awards) shall accelerate and become vested and exercisable or settled in full. To permit the foregoing acceleration in the event Executive’s Qualifying Termination occurs within 90 days prior to a Change in Control, any then-unvested Company Equity Awards will not terminate and will remain outstanding (provided that in no event will any Company Equity Award remain outstanding beyond the expiration of its maximum term) and eligible for acceleration and settlement, as applicable, with respect to the proposed Change in Control. In the event that the proposed Change in Control is not completed during such 90-day period, any unvested Company Equity Awards shall automatically be forfeited effective 90 days following Executive’s Qualifying Termination. Performance Awards shall be governed by the applicable Company equity plan and the written award agreements governing their grant.

ii.           Notwithstanding the foregoing, if any of Executive’s then-outstanding Equity Awards are not assumed, continued or substituted in connection with a Change in Control, then the vesting of such Equity Awards will accelerate in full immediately prior to the Change in Control; provided, that any then-outstanding Performance Awards, if any, will be subject to the applicable equity award agreement.

4.            Termination for Any Reason. In the event Executive’s employment is terminated by the Company or by Executive (including due to Executive’s death or disability), Executive will be paid: (i) any earned but unpaid Base Salary, (ii)  other unpaid and then-vested amounts, including any amount payable to Executive under the specific terms of any insurance and health and benefit plans in which Executive participates, unless otherwise specifically provided in this Agreement and (iii) reimbursement for all reasonable and necessary expenses incurred by Executive in connection with Executive’s performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment.

5.            Payment Conditions. In order to be eligible to receive any of the Outside CIC Severance or the CIC Severance, as applicable, Executive must satisfy the following conditions (collectively, the “Payment Conditions”):

a.            execute and return a general waiver and release of all claims, in a form provided by the Company, and allow such release to become non-revocable prior to the 60th day, or such earlier deadline specified in the Release, following Executive’s Separation (the “Release Deadline”);

b.            comply with Executive’s obligations under Executive’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement;

c.            resign from all officer and director positions with the Company and/or any parent, subsidiary or affiliate (unless otherwise requested by the Company);

d.            return all Company Property to the Company; and

e.            The Executive further agrees that, during the twelve (12) month period following his or her cessation of employment, he or she shall not in any way or by any means disparage the Company, the members of the Board or the Company’s officers and employees.

6.            Clawback/Recoupment. All amounts payable to Executive hereunder shall be subject to recoupment pursuant to the Company’s current compensation clawback or recoupment policy, and any additional compensation clawback or recoupment policy or amendments to the current policy adopted by the Board or as required by law during the term of Executive’s employment with the Company that is applicable generally to executive officers of the Company. No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to resign for “Good Reason” or constitute a “constructive” termination without “Cause” under this Agreement.

7.            Section 409A and Section 280G. Executive and the Company understand that payments and benefits under this Agreement may be subject to Section 409A and Section 280G of the Code, each as may be amended or modified from time to time. The parties agree to abide by the Section 409A and Section 280G provisions contained in Exhibit B to this Agreement.

8.            Miscellaneous Provisions.

a.            Withholding. All payments and benefits under this Agreement will be subject to all applicable deductions and withholdings, including obligations to withhold for federal, state, provincial, foreign and local income and employment taxes. Executives agrees that Executive will be responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment made hereunder, that Executive’s receipt of any benefit hereunder is conditioned on Executive’s satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply.

b.            Complete Agreement. Notwithstanding anything to the contrary herein, this Agreement supersedes any agreement (or portion thereof) concerning similar subject matter dated prior to the Effective Date, and by execution of this Agreement both parties agree that any such predecessor agreement (or portion thereof) shall be deemed null and void; provided that, for clarification purposes, this Agreement shall not affect any agreement between the Company and Executive regarding intellectual property matters, non-solicitation or non-competition restrictions or confidential information. The parties further agree that this Agreement does not supersede the provisions of Executive’s offer letter or employment agreement with the Company which do not address termination or severance benefits or Executive’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement.

c.            Waiver. No provision of this Agreement may be waived unless the waiver is agreed to in writing and signed by Executive and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement shall be considered a waiver at another time.

d.            Successors and Assigns. This Agreement is personal to Executive and will not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. From and after a Change in Control, the term “Company” when used in this Agreement will also be read to include any entity that actually employs Executive, if different from the Company.

e.            Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions, and the parties hereto submit to the exclusive jurisdiction of the state and federal courts of the State of California.

f.            Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

g.            Notice. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Executive shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Board.

h.            Acknowledgement. By executing this Agreement, Executive acknowledges and agrees that Executive has had the opportunity to consult with Executive’s own counsel and has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company or any other person other than those contained in writing herein.

i.             Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument, and facsimile and electronic signatures shall be equivalent to original signatures.

[Signature Page to Executive Severance and Change in Control Agreement Follows]

In Witness Whereof, the parties have executed this Agreement as of the date written below.

Docusign, Inc.

By:	/s/ Jennifer Christie
Name:	Jennifer Christie, Chief People Officer
Date:	June 7, 2024

Executive

By:	/s/ Paula Hansen
Name:	Paula Hansen
Date:	June 10, 2024

[Signature Page to Executive Severance and Change in Control Agreement]

Exhibit A

Definitions

“Base Salary” shall mean Executive’s monthly base salary at the rate in effect immediately prior to Executive’s Separation (ignoring any decrease in base salary that forms the basis for Good Reason, as applicable).

“Board” means the board of directors of the Company.

“Cause” shall mean the occurrence of one or more of the following:

i.            Executive’s willful and continued failure to perform the duties and responsibilities of Executive’s position after there has been delivered to Executive a written demand for performance from the Company which describes the basis for the Company’s belief that Executive has not substantially performed Executive’s duties and provides Executive with thirty (30) days to take corrective action;

ii.           any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial personal enrichment of Executive;

iii.          Executive’s conviction of, or plea of nolo contendere to, a felony;

iv.          Executive’s commission of any tortious act, unlawful act or malfeasance which causes or reasonably could cause (for example, if it became publicly known) material harm to the Company’s standing, condition or reputation;

v.           any material breach by Executive of the provisions of the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement or other improper disclosure of the Company’s confidential or proprietary information;

vi.          a breach of any fiduciary duty owed to the Company by Executive that has or could reasonably be expected to have a material detrimental effect on the Company’s reputation or business;

vii.         Executive (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or

viii.        a material breach by Executive of any written Company policy or the Company’s code of conduct that has been made available to Executive prior to such breach;

provided, however, that the action or conduct described in the clauses above (excluding (iii)) will constitute “Cause” only if such action or conduct continues after the Company has provided Executive with written notice thereof and thirty (30) days to cure the same if such action or conduct is curable. A determination of Cause shall be made by the Board or the Committee in its sole and absolute discretion.

“Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to the Executive in connection with an Award, such transaction also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder):

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction; or

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition;

Notwithstanding the foregoing definition or any other provision of the Agreement, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Capitalized terms used but not defined in the foregoing definition of Change in Control shall have the meaning ascribed to them in the Company’s 2018 Equity Incentive Plan.

“Change in Control Period” shall mean the period beginning 90 days prior to, and ending on the 12- month anniversary of, the effective date of a Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and formal guidance promulgated thereunder.

“Committee” means the Compensation and Leadership Development Committee of the Board.

“Company Equity Awards” means all awards for shares of Company common stock granted under any of the Company’s equity incentive plans.

“Company Property” shall mean all material paper and electronic Company documents (and all copies, reproductions or summaries thereof) created and/or received by the Executive during the Executive’s period of employment with the Company and other material Company materials and property (including Company laptop computers and mobile devices), that the Executive has in the Executive’s possession or control, including materials of any kind that contain or embody any proprietary or confidential information of the Company (and all copies, reproductions or summaries thereof, in whole or in part). For the avoidance of doubt, Company Property shall not include the Executive’s personal copies of documents evidencing the Executive’s hire, termination, compensation, benefits and stock options and any other documentation received as a stockholder of the Company. For purposes of the foregoing definition of Company Property, “Company” shall include the Company and its parents and subsidiaries.

“Good Reason” for Executive’s resignation of employment will exist following the occurrence of any of the following without Executive’s express written consent:

i.            a material reduction in Executive’s duties or responsibilities;

ii.           a material reduction in Executive’s base compensation, unless such reduction is made in connection with a similar action affecting all senior executives; or

iii.          a relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than thirty (30) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation.

In order to resign for Good Reason, all of the following requirements must be satisfied: (a) Executive must provide written notice to the Board within 90 days after the initial existence of one or more of the conditions set forth above, (b) the Company will have 30 days from receipt of such written notice to cure such condition (and, if it does so, the Executive may withdraw Executive’s resignation or may resign with no Agreement benefits), and (c) if such condition is not reasonably cured within such period, or the Company advises Executive in writing that it does not intend to cure, Executive must resign from all positions Executive then holds with the Company not later than 30 days after the earlier of the expiration of the Company’s cure period or the date that the Company advises Executive in writing that it does not intend to cure. For the purposes of delivery of notice under subsection (a) of this paragraph, a material reduction, or a relocation, that occurs incrementally over a period of time (not to exceed twelve (12) months) shall be deemed to have occurred when such reduction or relocation, in the aggregate, becomes material or meets the applicable threshold, as applicable.

“Performance Awards” means Company Equity Awards subject to performance-based vesting.

“Qualifying Termination” shall mean Executive’s Separation due to (i) the termination of Executive’s employment by the Company without Cause or (ii) the Executive’s resignation for Good Reason. For the avoidance of doubt, in no event will a Separation resulting from (a) the Executive’s termination for Cause or (b) the Executive’s death or disability constitute a Qualifying Termination.

“Section 409A” means Section 409A of the Code and the regulations thereunder.

“Separation” shall mean a “separation from service” as defined in the regulations under Section 409A.

“Target Bonus” shall mean Executive’s target annual bonus for the performance year in which Executive’s Separation occurs.

Exhibit B

Section 409A and Section 280G Matters

Section 409A

It is intended that the Agreement shall comply with the requirements of Section 409A of the Code, and any payments hereunder are intended to be exempt from, or if not so exempt, to comply with the requirements of Section 409A of the Code, and this Agreement shall be interpreted, operated and administered accordingly. To the extent that any provision of the Agreement is ambiguous, but a reasonable interpretation of the provision would cause any payment or benefit to comply with or be exempt from the requirements of Section 409A of the Code, Executive and the Company intend the term to be interpreted as such in order to avoid adverse personal tax consequences under Section 409A.

No severance or other payments or benefits otherwise payable to Executive upon a termination of employment under the Agreement or otherwise will be payable until Executive has a “separation from service” as defined under Treasury Regulation Section 1.409A-l(h), without regard to any alternative definition thereunder.

If the period during which Executive may sign the Release begins in one calendar year and ends in the following calendar year, then no severance payments or benefits that would constitute deferred compensation within the meaning of Section 409A of the Code will be paid or provided until the later calendar year.

The severance payments and benefits under the Agreement are intended to satisfy the exemptions from application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A- l(b)(4), 1.409A-l(b)(5) and 1.409A-l(b)(9). However, if such exemptions are not available and Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of Executive’s separation from service, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A of the Code, any payments payable under the Agreement on account of a separation from service that would constitute deferred compensation within the meaning of Section 409A of the Code and that would (but for this provision) be payable within 6 months following the date of termination, shall instead be paid on the next business day following the expiration of such six month period or, if earlier, upon Executive’s death. Each installment payment under the Agreement is a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i).

Section 280G

If any payment or benefit (including payments and benefits pursuant to the Agreement) that Executive would receive in connection with a Change in Control from the Company or otherwise (a “Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of Transaction Payments notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payments (a “Full Payment”), or (2) payment of only a portion of the Transaction Payments so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state, local and foreign income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the forfeited portion of the Full Payment, and (y) reduction in payments and/or benefits will occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. Notwithstanding the foregoing, if such reduction would result in any portion of the Transaction Payments being subject to penalties pursuant to Section 409A that would not otherwise be subject to such penalties, then the reduction method shall be modified so as to avoid the imposition of penalties pursuant to Section 409A as follows: (A) Transaction Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Transaction Payments that are not contingent on future events; and (B) Transaction Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Transaction Payments that are not deferred compensation within the meaning of Section 409A. In the event that acceleration of vesting of any equity compensation awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. In no event will the Company or any stockholder be liable to Executive for any amounts not paid as a result of the operation of this provision.

The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Exhibit B. If the professional firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder.

The professional firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within a reasonable period after the date on which Executive’s right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or Executive. If the professional firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

Notwithstanding the foregoing, if the Company is privately held as of immediately prior to a Change in Control and it is deemed necessary by the Company to avoid any potential imposition of the adverse tax results provided for by Sections 280G and 4999 of the Code, then as a further condition to any payment or benefit provided for in the Agreement or otherwise, the Company may require Executive to submit any payment or benefit provided for in the Agreement or from any other source that the Company reasonably determines may constitute an “excess parachute payment” (as defined in Section 280G(b)(l) of the Code) for approval by the Company’s stockholders prior to the Closing of the Change in Control in the manner required by the terms of Section 280G(b)(5)(B) of the Code, so that no payments or benefits will be deemed to constitute a “parachute payment” subject to the excise taxes under Sections 280G and 4999 of the Code.